Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Fidelity Southern Corporation for the registration of common stock, preferred stock, warrants and debt securities and to the incorporation by reference therein of our reports dated March 27, 2012, with respect to the consolidated financial statements of Fidelity Southern Corporation, and the effectiveness of internal control over financial reporting of Fidelity Southern Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia

September 26, 2012